Exhibit 10.11
            FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     This Agreement, made and entered into on this 21st day of August, 1990, and made effective as of September 1, 1989, by and between Enron Corp. ("Enron"), a Delaware corporation having its headquarters at 1400 Smith Street, Houston, Texas 77002, and Kenneth L. Lay ("Employee"), an individual residing in Houston, Texas, is an amendment to that certain Employment Agreement between the parties effective September 1, 1989 (the "Employment Agreement").

     WHEREAS, the Employment Agreement incorporates the terms and provisions of a Stock Finance Agreement attached to the Employment Agreement a Exhibit C, as though recited therein in their entirety; and

     WHEREAS, the parties desire to amend and clarify certain provisions of the Stock Finance Agreement;

     NOW, THEREFORE, in consideration thereof and of the mutual covenants contained herein, the parties agree as follows:

1. Section 5.02 of the Stock Finance Agreement is deleted in its entirety and the following is substituted in its place:

     "SECTION 5.02.  Other Consideration.  (a) Based On
     Average   Purchase Price.  When shares of Enron Corp.
     common stock are purchased with an Advance pursuant to the provisions of this Agreement, then in the event that the average purchase price paid for such shares is greater than Fifty Dollars per share:

     (i) if before the Termination Date Borrower sells any of such shares, then within fifteen days following notification thereof by Employee to Company, Company shall pay Employee a cash payment in the amount equal to A where A = ((S1 x MV) + (S1 x D)) - ((S2 x MV) + (S2 x D)), where MV is the sales price, S1 is the number of shares sold divided by the total number of shares purchased pursuant to Section 2.02 of this Agreement multiplied by 100,000, S2 is the number of shares sold, and D is the aggregate amount of dividends paid on a share of such stock during the period from September 1, 1989 until the date of such sale by Borrower; and

     (ii) if upon the Termination Date Borrower has not sold all of such shares, then within thirty days thereof Employee shall give notification of the number of unsold shares to Company and within fifteen days following its receipt of such notification, Company shall pay Employee a cash payment in the amount equal to A where A = ((S1 x MV) + (S1 x D)) - ((S2 x MV) + (S2 x D)), where MV is the closing price of such stock on the Termination Date, S1 is the number of shares not sold as of the Termination Date divided by the total number of shares purchased pursuant to Section 2.02 of this Agreement multiplied by 100,000, S2 is the number of such shares not sold, and D is the aggregate amount of dividends paid on a share of such stock during the period from September 1, 1989 until the Termination Date.

     If such payment, in either event, is not paid within said fifteen days, Employee shall be entitled to interest thereon until the payment is paid, at an annualized rate of interest of nine and one half percent (9.5%).

          (b) Example. For example, if before the Termination Date, Borrower sells 25,874 shares of stock at $55.00 per share, and the aggregate dividends paid on a share of stock since September 1, 1989 were $1.24, then Company would pay Borrower $117,305.46. If on the Termination Date there remained 33,333 shares not sold, the closing price per share was $65 per share, and the aggregate dividends paid on a share of stock since September 1, 1989 were $3.72, then Company would pay Borrower $184,657.47."

2.  This Agreement is an amendment to the Employment
Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment
Agreement shall remain in full force and effect and without any change or modification, except as provided herein.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ENRON CORP.



By:  CHARLES A. LeMAISTRE
Title: Chairman, Compensation Committee
       of the Board of Directors


KENNETH L. LAY


KENNETH L. LAY
Employee